Exhibit 99.1

Fresh Vine Wine, Inc. Announces Letter of Intent for Business Combination

Charlotte, North Carolina, October 15, 2024 – Fresh Vine Wine, Inc., (NYSE American: VINE) (“Fresh Vine”), today announced that it has entered into a letter of intent (the “LOI”) with Adifex Holdings, LLC, a Delaware limited liability company (“Adifex”), and Adifex’s to be acquired subsidiary, Amaze Software, Inc. (“Amaze”), for a potential business combination (the “Proposed Transaction”). The LOI is not a binding agreement, and it outlines the intent and preliminary terms of the Proposed Transaction.

Under the terms and conditions of the LOI, Fresh Vine and Adifex intend to enter into a definitive agreement under which Fresh Vine will acquire 100% of the issued and outstanding membership interests of Adifex, via a share exchange transaction, merger transaction or other business combination structure. At the closing of the Proposed Transaction, the board of directors of Fresh Vine will be replaced by nominees of Adifex.

The completion of the Proposed Transaction is subject to customary conditions, such as the completion of due diligence to each of Fresh Vine’s and Adifex’s satisfaction, the negotiation of a definitive agreement providing for the transaction, and approval of the transaction by the board and a majority of the shareholders of both Fresh Vine and Adifex.

Mike Pruitt, CEO and Chairman of Fresh Vine stated, “We are pleased to have entered into this LOI providing for a potential business combination with Adifex and Amaze. Their proprietary Amaze software provides content creators and brands an innovative way to control their brand identity, pricing and customer experience, while taking advantage of a $3 trillion global total addressable market. Importantly, we intend to remain in the wine business, taking advantage of the Amaze platform as a growth engine. We believe the combination would have the potential to yield significant value for our shareholders.”

No assurances can be made by either party that the parties will successfully negotiate and enter into a definitive agreement, or that the Proposed Transaction will be consummated.

Participants in the Solicitation

Fresh Vine and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the Proposed Transaction under the rules of the Securities and Exchange Commission (the “SEC”).

No Offer or Solicitation

This release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of any business combination. This release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

About Amaze Software, Inc.

Amaze Software, Inc. is an all-in-one, end-to-end commerce solution for any creator looking to generate sustainable monetization and depth of community connection. Its creator-powered commerce solutions include a product creation platform, advanced commerce tools, and scalable managed services that help anyone sell anything, anywhere. Amaze believes anyone can be a creator and that everyone should be empowered to tell their unique story, cultivate deeper connections with their audience, and create authentic, shoppable experiences that allow them to monetize their passion.

Amaze is on a mission to unleash potential and make it easy to create, share, and sell products and services. Build a no-code web page at www.amaze.co or launch a free store at www.springforcreators.com. For more information, please email investorrelations@amaze.co.

About Fresh Vine Wine, Inc.

Fresh Vine Wine, Inc. (NYSE American: VINE) is a producer of lower carb, lower calorie premium wines in the United States. Fresh Vine positions its core brand lineup as an affordable luxury, retailing between $14.99 - $24.99 per bottle. Fresh Vine’s varietals currently include its Cabernet Sauvignon, Chardonnay, Pinot Noir, Rosé, Sauvignon Blanc, Sparkling Rosé, and a limited Reserve Napa Cabernet Sauvignon. All varietals have been produced and bottled in Napa, California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified using words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including statements regarding the timing or nature of future operating or financial performance or other events. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Among these risks and uncertainties are those set forth in Fresh Vine’s annual report on Form 10-K for the year ended December 31, 2023, and subsequently filed documents with the SEC. In addition to such risks and uncertainties, risks and uncertainties related to forward-looking statements contained in this press release include statements relating to Fresh Vine’s business and the pursuit of Fresh Vine’s strategic options, including seeking to identify a business combination or other strategic opportunity. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including without limitation: (i) uncertainties relating to Fresh Vine’s ability to identify a suitable combination or strategic partner within an appropriate timeline or at all, (ii) risks related to Fresh Vine’s continued listing on the NYSE American; (iii) the effect of the announcement of the proposed merger on Fresh Vine’s business relationships, operating results, business generally and reputation; (iv) the sufficiency of Fresh Vine’s cash and working capital to support continuing operations and efforts to pursue another strategic transaction; (v) uncertainties regarding other events and unanticipated spending and costs that could reduce Fresh Vine’s cash resources; (vi) Fresh Vine’s ability to obtain additional financing when and if needed to do so, and the dilutive impact of any such financing; and (vii) the existence and outcome of any legal proceedings that may be instituted against Fresh Vine or its directors or officers related to the proposed merger. A further description of the risks and uncertainties relating to the business of Fresh Vine is contained in Fresh Vine’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Fresh Vine cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read Fresh Vine’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and Fresh Vine undertakes no obligation to update or revise any forward-looking statements as a result of new information, future events or changes in its expectations.